SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-12


                          PANAMERICAN BEVERAGES, INC.
                  (Name of Person(s) Filing Proxy Statement)

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[ ]  Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (4)  Date Filed:

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

                               Index to Exhibits
                               -----------------

Exhibit No.             Description
-----------             -----------

99.1                    Press release, dated  February 5, 2003, issued by
                        Panamerican Beverages, Inc.

                                                                  Exhibit 99.1


          THE FOLLOWING IS THE TEXT OF A PRESS RELEASE ISSUED BY PANAMERICAN BEVERAGES, INC. ON FEBRUARY 5, 2003:

February 5, 2003



                       PANAMCO ANNOUNCES FOURTH QUARTER
                     AND FULL YEAR 2002 FINANCIAL RESULTS
                     ------------------------------------


o On December 23rd, 2002, Panamco (NYSE:PB) announced that it had entered into an agreement to sell the Company to Coca-Cola FEMSA (NYSE:KOF) for a total consideration of $3.6 billion. On January 30, 2003, the Company filed a preliminary proxy statement related to this transaction with the Securities and Exchange Commission. The Company expects the transaction to close during the second quarter of 2003.

o In late December, Panamco successfully concluded the tender offer for shares of Coca-Cola de Panama through its ownership in CA Beverages Inc., with an acceptance rate of approximately 95%. It is expected that, during the first quarter of 2003, CA Beverages Inc. will sell its shares in Coca-Cola de Panama to Panamco, allowing for consolidation of this entity into Panamco's results.

o While a general strike in Venezuela impacted results, progress in other key markets enabled Panamco to report full year consolidated recurring Cash Operating Profit1 ("COP") of $416.7 million, in line with previously announced guidance of $415.0 million to $425.0 million.

o On December 2nd, 2002, a general strike began in Venezuela, halting Panamco's production and distribution activities in that country. The Company is working with The Coca-Cola Company to protect its employees and assets, and with the food manufacturer's association in Venezuela to develop and implement a plan to resume operations, albeit on a limited basis.

o Despite a less favorable than forecasted exchange rate and adverse weather in November, Mexico's fourth quarter recurring COP grew 22.9% versus prior year and recurring COP margin improved to 26.7% versus prior year. Key factors in COP performance were total unit case volume growth of 4.6% and cash operating expense improvements from business initiatives executed earlier in the year. Recurring COP for NOLAD increased 18.5% from a year ago.


---------------
1 Recurring Cash Operating Profit is Operating Income plus depreciation and amortization, plus facilities, reorganization and other charges. Recurring COP is the same as COP excluding facilities reorganization and other charges, as used in previous Panamco press releases.

o During the quarter, Colombia's 0.6% total unit case volume growth, 1.7% increase in currency neutral revenue per case and 27.4% improvement in cash operating expenses, contributed to a COP margin of 22.0%, 289 basis points higher than the prior year. However, these results did not offset the impact of a 20.7% average year-over-year devaluation of the Colombian peso, which drove recurring COP down 2.5% for the quarter.

o Similarly, Brazil's fourth quarter recurring COP declined 30.8% or $1.6 million versus the prior year. While Brazil's pricing architecture delivered 7.6% unit case volume growth, a 10.6% improvement in currency neutral revenue per case and a 27.3% improvement in cash operating expenses, these improvements did not fully offset the impact of the 43.4% average year-over-year devaluation of the Brazilian real.

MIAMI, FL, February 5, 2003 - Panamerican Beverages, Inc. ("Panamco") (NYSE:
PB), the largest soft drink bottler in Latin America and the third largest bottler of Coca-Cola products in the world, today reported fourth quarter and full year 2002 financial results. For the fourth quarter, net income reached $17.6 million, or $0.15 per diluted share. Net income for the full year reached $33.2 million or $0.27 per diluted share. These compare to net income of $26.4 million and $118.0 million in the fourth quarter and full year 2001, respectively. Excluding facilities reorganization and other charges, and the one-time gain from the sale of Kaiser, Panamco reported net income for the full year 2002 of $76.6 million, ahead of previously announced guidance of $60.0 million to $70.0 million.

Craig Jung, Panamco's President and Chief Executive Officer, said: "During the fourth quarter, Panamco's overall results were negatively impacted by a general strike in Venezuela that began on December 2nd, 2002 and has effectively halted production and distribution activities in that country since then. However and importantly, Panamco achieved meaningful improvements and gains in all other markets through price and mix management, better retail execution and tighter cost and expense controls."

Mr. Jung continued: "With regard to Venezuela, since December 2nd, we have worked closely with The Coca Cola Company to take all appropriate actions to safeguard our employees, our assets, and the Coca-Cola(R) trademark in that country, while maintaining a strictly apolitical position. We are presently working within CAVIDEA, Venezuela's food manufacturers' association, to develop and implement a plan to return to limited sales operations. Given the limited inventories of gasoline in the country, we expect the resumption of operations to be a gradual process over a forty-five to ninety day period from the time Venezuela's oil industry resumes full production. In the interim, we have taken prudent steps to further reduce Panamco's operating expense "burn rate" in Venezuela from December levels."

During the quarter, currencies continued to weaken against the U.S. dollar across the region, affecting operating profitability through the higher cost of imported raw materials, as well as the translation of results into U.S. dollars. To isolate the impact of translation on results, revenue and revenue per case growth, throughout this report, are sometimes expressed on a currency neutral basis for comparison purposes. 2

Additionally, during the fourth quarter, Panamco did not incur any facilities, reorganization and other charges, but reversed $2.0 million of said charges. When comparing results to the prior year, recurring COP, as defined in Footnote 1, excludes the effects of any facilities reorganization and other charges.

Panamco's results throughout this report also exclude operating results of Coca-Cola de Panama, however, an equity loss of roughly $0.4 million in CA Beverages Inc., related to the beer business, is included in the Other Income (Expense) line of Panamco's consolidated statements of operations.

FOURTH QUARTER CONSOLIDATED RESULTS

Volume

In the fourth quarter, Panamco's continued focus on rational and sustainable pricing architectures, improved channel and package mix management and better retail execution drove volume growth in all regions except Venezuela, where sales were impacted by a general strike.


---------------
2 Please see Exhibit 1 for foreign exchange rates used in currency neutral calculation.

NOLAD recorded total unit case volume growth of 5.1% for the quarter. Also during the fourth quarter, Colombia and Brazil posted Carbonated Soft Drink ("CSD") unit case volume growth of 1.3% and 10.0%, respectively. Total unit case volume growth in these countries was 0.6% in Colombia and 7.6% in Brazil for the quarter. Although Venezuela posted 4.4% CSD volume growth in the October/November period versus prior year, Venezuela's total volume declined 32.0% in the quarter as a result of the general strike.

REVENUES

During the quarter, Panamco generated net revenues of $546.5 million, representing a decline of 20.4% from the same quarter a year ago. Net revenue per unit case in US dollars declined 19.9% versus prior year, primarily due to year-over-year currency devaluations across key regions.

In Mexico, currency neutral net revenue per unit case declined 1.4% versus the prior year primarily due to pricing activities on the 2 Liter Returnable PET, a key package in Panamco's Big Cola defense plan, and competitive pricing on 2 Liter PET packages in supermarkets in December. The Company is now evaluating executing a price increase in selected markets in Mexico in the first quarter of 2003.

In Colombia, currency neutral net revenue per unit case increased 1.7% versus the prior year, reflecting a strategic decision to restore growth on returnable packages, which was offset by year-over-year devaluation of 20.7%. In Brazil, currency neutral net revenue per unit case grew 10.6%, offset by year-over-year devaluation of 43.4%.

Venezuela's fourth quarter revenues declined 63.1% versus the prior year, impacted by the general strike from December 2nd onward, and compounded by year-over-year devaluation of 84.2%. On a currency neutral basis, fourth quarter net revenue per unit case in Venezuela remained flat versus the prior year.

OPERATING PROFITABILITY

Panamco's consolidated gross margin in the fourth quarter was 48.2%, a decline of 47 basis points versus the prior year. Consolidated gross margin in the quarter was positively impacted by Mexico's 55.6% gross margin, a 244 basis point improvement versus prior year, but offset by lower gross margins in Venezuela, Brazil and, to a lesser extent, Colombia. Gross margins in these countries were affected by higher year-over-year costs for U.S. dollar denominated raw materials (e.g., PET bottles, aluminum cans, and sugar) due to currency devaluations, as well as continued changes in mix towards one-way presentations.

Consolidated recurring COP for the quarter was $95.5 million, driving a recurring COP margin of 17.5%, flat versus the prior year. Consolidated results were impacted by a COP loss of $12.2 million in Venezuela in the quarter, owing to the general strike in the country. Excluding Venezuela, recurring COP would have been $107.7 million, for growth of 9.2% versus the prior year.

Within NOLAD, Mexico led the way with recurring COP growth of 22.9% in the fourth quarter, as expense control and volume growth contributed to a recurring COP margin in Mexico of 26.7%, a 629 basis points improvement over the prior year and a sequential improvement of 240 basis points over Mexico's third quarter recurring COP margin.

NOLAD's $79.7 million recurring COP and 18.5% growth in COP in the fourth quarter did fall short of Panamco's 20.0% to 25.0% growth forecast. This shortfall was a result of less favorable than forecasted foreign exchange rate and adverse weather in Mexico in November. Notwithstanding the shortfall to the forecast, the Company is pleased with the progress in NOLAD in the fourth quarter and, in particular, its progress in Mexico.

Colombia delivered on its commitment to restore expense controls in the fourth quarter, as cash operating expenses improved 27.4% versus the prior year. Expense controls drove a fourth quarter recurring COP margin of 22.0% in Colombia, a 289 basis point improvement versus the prior year.

Brazil's fourth quarter recurring COP margin of 4.1%, or 83 basis points lower than a year ago, was mainly the result of currency devaluation on dollar denominated raw materials and difference in timing of marketing expenses compared to a year ago.

FULL YEAR 2002

Panamco reported COP for the full year 2002, excluding facilities reorganization and other charges, of $416.7 million, a decline of 19.9% from a year ago. Results were in line with previous guidance and despite deteriorating conditions in Venezuela. Venezuela reported COP for the year, excluding facilities reorganization and other charges, of $8.7 million, a decline of 90.8% versus a year ago. Venezuela's COP loss during the month of December was approximately $7.7 million. Although Venezuela's COP represented only 2.1% of Panamco's full year consolidated COP, excluding facilities reorganization and other charges, the Company is taking appropriate actions to minimize our losses. Venezuela's monthly COP loss is currently estimated at $5.5 to $6.5 million, taking into account that there are no sales, but Panamco's workforce is fully paid. The Company remains committed to Venezuela and its main focus will continue to be the safety and security of its employees and assets.

Panamco's full year consolidated net income totaled $33.2 million, representing a decrease of 71.8% versus the previous year. Net income, excluding facilities reorganization and other charges, and the one-time gain from the sale of Kaiser, reached $76.6 million for the year, ahead of previously announced guidance of $60.0 million to $70.0 million.

OTHER

During the fourth quarter, Panamco reversed facilities reorganization and other charges totaling $2.0 million. Total gross facilities reorganization and other charges for full year 2002 reached $61.6 million, of which $24.2 million were cash charges.

During the year, Panamco reduced its gross debt by $78.4 million or 8.1% versus the prior year. Net interest expense decreased 20.1% during the year. Full year gross debt of $891.9 includes the financing of roughly $60.0 million, for the acquisition of Coca-Cola de Panama, which is expected to be repaid during the first quarter of 2003. Net debt totaled $822.8 million, a reduction of $13.7 million or 1.6% compared to a year ago. In addition to the gross debt reduction, Panamco also paid $23.0 million in operating leases.

Note: Panamco will hold a conference call on Wednesday, February 5, 2003 at 10:00 a.m. EST to discuss this announcement. Call in numbers are 877-691-0878 for US participants and 973-582-2741 for callers outside the US. This call will be simultaneously webcast, and can be accessed directly at www.panamco.com. A replay of the conference call will be available through Wednesday, February 12, 2003 at 3:00 p.m. EST. Call in numbers for the replay are 877-519-4471 for US participants and 973-341-3080 for calls outside the US. The conference ID number for the replay is 3722842.


ABOUT PANAMCO

Panamco is the largest soft drink bottler in Latin America and one of the three largest bottlers of Coca-Cola products in the world. The Company produces and distributes substantially all Coca-Cola soft drink products in its franchise territories in Mexico, Brazil, Colombia, Venezuela, Costa Rica, Nicaragua, Guatemala and Panama along with bottled water, beer and other beverages in some of these territories. Panamco is an anchor bottler of The Coca-Cola Company.

FORWARD-LOOKING STATEMENTS

Statements made in this press release that are not historical in nature may include "forward-looking statements" within the meaning of U.S. federal securities laws, including statements related to anticipated future earnings and cost savings. Such statements, estimates, and projections reflect various assumptions by Panamco's management concerning anticipated results and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Panamco's control. Factors that could cause Panamco's actual results to differ include, but are not limited to, changes in the soft drink business environment (including actions of competitors and changes in consumer preference), changes in governmental laws and regulations (including income and excise taxes), currency fluctuations, market demand for new and existing products and raw material prices. Accordingly, Panamco cannot assure that such statements, estimates and projections will be realized. The forecasts and actual results will likely vary and those variations may be material. Panamco makes no representation or warranty as to the accuracy or completeness of such statements, estimates or projections contained in this press release or that any forecast contained herein will be achieved. Panamco undertakes no obligation to update such statements, estimates or projections. Information concerning such factors is contained in Panamco's Registration Statement on Form S-8, dated July 23, 2001, its Annual Report on Form 10-K for the year ended

December 31, 2001, and other documents since filed by Panamco with the U.S. Securities and Exchange Commission (the "SEC"), all of which are available from the SEC.


ADDITIONAL INFORMATION AND WHERE TO FIND IT

On January 30, 2003, Panamerican Beverages, Inc. filed with the Securities and Exchange Commission a preliminary proxy statement regarding the proposed business combination transaction referred to in the foregoing information. In addition, Panamerican Beverages, Inc. will prepare and file with the SEC a definitive proxy statement and other documents regarding the proposed transaction. Investors and security holders are urged to read the definitive proxy statement, when it becomes available, because it will contain important information. The definitive proxy statement will be sent to shareholders of Panamerican Beverages, Inc. seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when it is available) and other documents filed with the SEC by Panamerican Beverages, Inc. at the SEC's website at www.sec.gov. The definitive proxy statement (when it is available) and these other documents may also be obtained for free from Panamerican Beverages, Inc. by directing a request to Laura I. Maydon (lmaydon@panamcollc.com).

CERTAIN INFORMATION CONCERNING PARTICIPANTS

A detailed list of names, affiliations and interests of participants in the solicitation of proxies of Panamerican Beverages, Inc. to approve the proposed business combination is included in the preliminary proxy statement.

                                     # # #

       Contacts:
       Laura I. Maydon                               Matt Benson/Kara Findlay
       Panamerican Beverages, Inc.                   Citigate Sard Verbinnen
       305/929-0867                                  212/687-8080


                                            PANAMERICAN BEVERAGES, INC. AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                     (STATED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AMOUNTS)
                                                             (UNAUDITED)

                                                  THREE MONTHS ENDED DECEMBER 31,           TWELVE MONTHS ENDED DECEMBER 31,
                                                -----------------------------------      -------------------------------------
                                                   2002          2001      % CHANGE          2002           2001      % CHANGE
                                                ---------     ---------    --------      -----------    -----------   --------

 Net sales                                      $ 546,465     $ 686,493     -20.4%       $ 2,357,913    $ 2,630,772     -10.4%
 Cost of sales, excluding depreciation and
     amortization shown separately below          282,912       352,184     -19.7%         1,195,954 a)   1,296,307      -7.7%
                                                ---------     ---------    -------       -----------    -----------   --------

        Gross profit                              263,553       334,309     -21.2%         1,161,959      1,334,465     -12.9%

 Operating expenses:
     Selling, general and administrative          168,071       215,606     -22.0%           750,941 b)     814,184      -7.8%
     Depreciation and amortization                 44,162        56,035     -21.2%           235,205 c)     237,083      -0.8%
     Facilities reorganization and
        other charges (benefits)                   (2,049)            -         NM            35,421              -         NM
                                                ---------     ---------    -------       -----------    -----------   --------

                                                  210,184       271,641     -22.6%         1,021,567      1,051,267      -2.8%
                                                ---------     ---------    -------       -----------    -----------   --------

        Operating income                           53,369        62,668     -14.8%           140,392        283,198     -50.4%

     Interest expense, net                        (18,203)      (30,560)    -40.4%           (78,318)       (98,049)    -20.1%
     Other income (expense), net
                                                    2,354        (3,424)        NM            27,165 d)     (10,891)        NM
                                                ---------     ---------    -------       -----------    -----------   --------

        Income before income taxes                 37,520       28,684       30.8%            89,239        174,258      48.8%

 Provision for income taxes                        18,203         1,152         NM            51,126         50,369       1.5%
                                                ---------     ---------    -------       -----------    -----------   --------

        Income before minority interest            19,317        27,532     -29.8%            38,113        123,889     -69.2%
 Minority interest in earnings of
     consolidated subsidiaries                      1,765         1,181      49.4%             4,871          5,865     -16.9%
                                                ---------     ---------    -------       -----------    -----------   --------

        Net income                              $  17,552     $  26,351     -33.4%       $    33,242    $   118,024     -71.8%
                                                =========     =========    =======       ===========    ===========   ========

Diluted earnings per share                      $    0.15      $   0.21     -28.6%       $      0.27    $      0.93     -71.0%
                                                =========     =========    =======       ===========    ===========   ========
Diluted weighted average shares
    outstanding                                   120,151       122,873      -2.2%           121,172        126,655      -4.3%
                                                =========     =========    =======       ===========    ===========   ========

Results excluding facilities reorganization
 and other charges (benefits):
        Operating income                        $  51,320     $  62,668     -18.1%       $   232,607    $   283,198     -17.9%
                                                =========     =========    =======       ===========    ===========   ========
        Cash operating profit (1)               $  95,482     $ 118,703     -19.6%       $   416,715    $   520,281     -19.9%
                                                =========     =========    =======       ===========    ===========   ========
        Net income                              $  15,503     $  26,351     -41.2%       $    76,572    $   118,024     -35.1%
                                                =========     =========    =======       ===========    ===========   ========

(1) Reconciliation from reported operating income to Cash operating profit, excluding facilities reorganization and other charges
(benefits):
    Reported operating income                   $  53,369     $  62,668                  $   140,392    $   283,198
    Plus: Depreciation and amortization            44,162        56,035                      235,205        237,083
    Plus: Facilities reorganization and
      other charges (benefits) included in
      operating expenses (a, b)                         -             -                        5,697              -
    Plus: Facilities reorganization and
      other charges (benefits)                     (2,049)            -                       35,421              -
                                                ---------     ---------    -------       -----------    -----------
    Cash operating profit, excluding
      facilities reorganization and other
      charges (benefits)                        $  95,482     $ 118,703                  $   416,715    $   520,281
                                                =========     =========    =======       ===========    ===========

Facilities reorganization and other charges included in operating and nonoperating expenses:

a) Includes $3,221 in charges. b) Includes $2,476 in charges. c) Includes $51,097 in charges. d) Includes a $48,623 gain on sale of
   Kaiser offset by $17,988 in charges.

  NM = Not meaningful



                                 PANAMCO NOLAD
                     (STATED IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)


                                                  THREE MONTHS ENDED DECEMBER 31,           TWELVE MONTHS ENDED DECEMBER 31,
                                                -----------------------------------      -------------------------------------
                                                   2002          2001      % CHANGE          2002           2001      % CHANGE
                                                ---------     ---------    --------      -----------    -----------   --------

Income statement data:

  Net sales                                     $ 312,981     $ 326,776      -4.2%       $ 1,298,856    $ 1,283,824       1.2%
  Cost of sales, excluding depreciation and
      amortization shown separately below         140,077       152,430      -8.1%           587,194 a)     568,515       3.3%
                                                ---------     ---------    -------       -----------    -----------   --------

        Gross profit                              172,904       174,346      -0.8%           711,662        715,309      -0.5%

  Operating expenses:
     Selling, general and administrative           93,187       107,093     -13.0%           409,154 b)     408,703       0.1%
     Depreciation and amortization                 19,144        17,174      11.5%            80,297 c)      79,634       0.8%
     Facilities reorganization and
        other charges                                   -         1,144         NM             8,704          1,144         NM
                                                ---------     ---------    -------       -----------    -----------   --------

        Operating income                        $  60,573     $  48,935      23.8%       $   213,507    $   225,828      -5.5%
                                                =========     =========    =======       ===========    ===========   ========

        Net income attributable to Panamco      $  34,728     $  29,248      18.7%       $   118,198    $   139,915     -15.5%
                                                =========     =========    =======       ===========    ===========   ========


  Results excluding facilities reorganization
     and other charges:
        Operating income                        $  60,573     $  50,079      21.0%       $   230,348    $   226,972       1.5%
                                                =========     =========    =======       ===========    ===========   ========
        Cash operating profit (1)               $  79,717     $  67,253      18.5%       $   304,609    $   306,606      -0.7%
                                                =========     =========    =======       ===========    ===========   ========
        Net income                              $  34,728     $  30,392      14.3%       $   133,456    $   141,059      -5.4%
                                                =========     =========    =======       ===========    ===========   ========


(1) Reconciliation from reported operating income to Cash operating profit, excluding facilities reorganization and other charges:
    Reported operating income                   $  60,573     $  48,935                  $   213,507    $   225,828
    Plus: Depreciation and amortization            19,144        17,174                       80,297         79,634
    Plus: Facilities reorganization and
      other charges included in operating
      expenses (a, b)                                  -              -                        2,101              -
    Plus: Facilities reorganization and
      other charges                                     -         1,144                        8,704          1,144
                                                ---------     ---------    -------       -----------    -----------
    Cash operating profit, excluding
      facilities reorganization and
      other charges                             $  79,717     $  67,253                  $   304,609     $  306,606
                                                =========     =========    =======       ===========    ===========

Facilities reorganization and other charges included in operating and nonoperating expenses:
  a) Includes $1,732 in charges.    b) Includes $369 in charges.    c) Includes $6,036 in charges.

  NM = Not meaningful




  Unit case sales volume growth:
        Soft drinks                                                           5.0%                                        4.1%
        Water                                                                 5.0%                                        7.4%
        Other products                                                        6.9%                                       59.3%
                                                                           -------                                    --------

        Total growth                                                          5.1%                                        5.7%
                                                                           =======                                    ========




                                                          PANAMCO COLOMBIA
                                                (STATED IN THOUSANDS OF U.S. DOLLARS)
                                                             (UNAUDITED)


                                                  THREE MONTHS ENDED DECEMBER 31,           TWELVE MONTHS ENDED DECEMBER 31,
                                                -----------------------------------      -------------------------------------
                                                   2002          2001      % CHANGE          2002           2001      % CHANGE
                                                ---------     ---------    --------      -----------    -----------   --------

Income statement data:

  Net sales                                     $  90,334     $ 106,622     -15.3%       $   367,098    $   381,468      -3.8%
  Cost of sales, excluding depreciation and
      amortization shown separately below          44,765        50,840     -11.9%           174,360        180,638      -3.5%
                                                ---------     ---------    -------       -----------    -----------   --------

        Gross profit                               45,569        55,782     -18.3%           192,738        200,830      -4.0%

  Operating expenses:
     Selling, general and administrative           25,707        35,421     -27.4%           120,961        120,588       0.3%
     Depreciation and amortization                 10,462        14,025     -25.4%            49,696 a)      56,404     -11.9%
     Facilities reorganization and
        other charges (benefits)                        -        (1,000)        NM             2,267         (1,000)        NM
                                                ---------     ---------    -------       -----------    -----------   --------

        Operating income                        $   9,400     $   7,336      28.1%       $    19,814    $    24,838     -20.2%
                                                =========     =========    =======       ===========    ===========   ========

        Net income attributable to Panamco      $  9,522      $   2,713          NM      $    10,452    $    10,287       1.6%
                                                =========     =========    =======       ===========    ===========   ========


  Results excluding facilities
  reorganization and other charges:
        Operating income                        $   9,400     $   6,336      48.4%       $    25,443    $    23,838       6.7%
                                                =========     =========    =======       ===========    ===========   ========
        Cash operating profit (1)               $  19,862     $  20,361      -2.5%       $    71,777    $    80,242     -10.5%
                                                =========     =========    =======       ===========    ===========   ========
        Net income                              $   9,522     $   1,713         NM       $    15,330    $     9,287      65.1%
                                                =========     =========    =======       ===========    ===========   ========

(1) Reconciliation from reported operating income to Cash operating profit, excluding facilities reorganization and other charges
(benefits):
    Reported operating income                   $   9,400     $   7,336                  $    19,814    $   24,838
    Plus: Depreciation and amortization            10,462        14,025                       49,696        56,404
    Plus: Facilities reorganization and
      other charges (benefits) included in
      operating expenses                                -             -                            -             -
    Plus: Facilities reorganization and
      other charges (benefits)                         -        (1,000)                       2,267         (1,000)
                                                ---------     ---------    -------       -----------    -----------
    Cash operating profit, excluding
      facilities reorganization and other
      charges benefits)                         $  19,862     $  20,361                  $    71,777    $    80,242
                                                =========     =========    =======       ===========    ===========

Facilities reorganization and other charges (benefits) included in operating and nonoperating expenses:
  a) Includes $3,362 in charges.

NM = Not meaningful

  Unit case sales volume growth (decline):
        Soft drinks                                                           1.3%                                       -2.7%
        Water                                                                -3.4%                                       -8.2%
        Other products                                                       10.5%                                       12.5%
                                                                           -------                                    --------

        Total growth (decline)                                                0.6%                                       -3.6%
                                                                           =======                                    ========


                                                          PANAMCO VENEZUELA
                                                (STATED IN THOUSANDS OF U.S. DOLLARS)
                                                             (UNAUDITED)

                                                  THREE MONTHS ENDED DECEMBER 31,           TWELVE MONTHS ENDED DECEMBER 31,
                                                -----------------------------------      -------------------------------------
                                                   2002          2001      % CHANGE          2002           2001      % CHANGE
                                                ---------     ---------    --------      -----------    -----------   --------

Income statement data:

  Net sales                                     $  53,644     $ 145,271     -63.1%       $   324,948    $   554,679     -41.4%
  Cost of sales, excluding depreciation and
      amortization shown separately below          34,597        76,429     -54.7%           195,497 a)     277,746     -29.6%
                                                ---------     ---------    -------       -----------    -----------   --------

        Gross profit                               19,047        68,842     -72.3%           129,451        276,933     -53.3%

  Operating expenses:
     Selling, general and administrative           31,225        48,726     -35.9%           123,917 b)     182,993     -32.3%
     Depreciation and amortization                 12,127        15,612     -22.3%            93,098 c)      61,184      52.2%
     Facilities reorganization and
        other charges                                   -        (4,515)        NM            24,651         (4,515)        NM
                                                ---------     ---------    -------       -----------    -----------   --------

        Operating income (loss)                 $ (24,305)     $  9,019         NM       $  (112,215)   $    37,271         NM
                                                =========     =========    =======       ===========    ===========   ========

        Net income (loss) attributable to
           Panamco                              $ (25,030)    $  18,974         NM       $  (109,430)   $    47,546         NM
                                                =========     =========    =======       ===========    ===========   ========


  Results excluding facilities
  reorganization
     and other charges:
        Operating income (loss)                 $ (24,305)    $   4,504         NM       $   (42,724)   $    32,756         NM
                                                =========     =========    =======       ===========    ===========   ========
        Cash operating profit (loss) (1)        $ (12,178)    $  20,116         NM       $     8,675    $    93,940     -90.8%
                                                =========     =========    =======       ===========    ===========   ========
        Net income (loss)                       $ (25,030)    $  14,459         NM       $   (42,179)   $    43,031         NM
                                                =========     =========    =======       ===========    ===========   ========

(1) Reconciliation from reported operating income (loss) to Cash operating profit (loss), excluding facilities reorganization and other charges (benefits):
    Reported operating income (loss)            $ (24,305)    $   9,019                  $  (112,215)   $    37,271
    Plus: Depreciation and amortization            12,127        15,612                       93,098         61,184
    Plus: Facilities reorganization and
      other charges (benefits) included in
      operating expenses (a, b)                         -             -                        3,141             -
    Plus: Facilities reorganization and
      other charges (benefits)                          -        (4,515)                      24,651         (4,515)
                                                ---------     ---------    -------       -----------    -----------
    Cash operating profit (loss), excluding
      facilities reorganization and other
      charges (benefits)                        $ (12,178)    $  20,116                  $     8,675    $   93,940
                                                =========     =========    =======       ===========    ===========

 Facilities reorganization and other charges (benefits) included in operating and nonoperating expenses:
    a) Includes $1,489 in charges.    b) Includes $1,652 in charges.    c) Includes $41,699 in charges.

  NM = Not meaningful


  Unit case sales volume growth (decline):
        Soft drinks                                                         -31.5%                                      -14.3%
        Water                                                               -36.3%                                      -23.9%
        Beer                                                                -79.5%                                      -45.3%
        Other products                                                       -7.8%                                       24.7%
                                                                           -------                                    --------

        Total growth (decline)                                              -32.0%                                      -14.8%
                                                                           =======                                    ========



                                                           PANAMCO BRAZIL
                                                (STATED IN THOUSANDS OF U.S. DOLLARS)
                                                             (UNAUDITED)

                                                  THREE MONTHS ENDED DECEMBER 31,           TWELVE MONTHS ENDED DECEMBER 31,
                                                -----------------------------------      -------------------------------------
                                                   2002          2001      % CHANGE          2002           2001      % CHANGE
                                                ---------     ---------    --------      -----------    -----------   --------

Income statement data:

  Net sales                                     $  89,506     $ 107,824     -17.0%       $   367,011    $   410,801     -10.7%
  Cost of sales, excluding depreciation and
      amortization shown separately below          64,828        73,611     -11.9%           242,957        273,877     -11.3%
                                                ---------     ---------    -------       -----------    -----------   --------

        Gross profit                               24,678        34,213     -27.9%           124,054        136,924      -9.4%

  Operating expenses:
     Selling, general and administrative           20,982        28,870     -27.3%            99,779 a)     105,061      -5.0%
     Depreciation and amortization                  2,627         4,275     -38.5%            13,559         19,913     -31.9%
     Facilities reorganization and
        other charges (benefits)                        -             -         NM            (3,381)             -         NM
                                                ---------     ---------    -------       -----------    -----------   --------

        Operating income                        $   1,069     $   1,068       0.1%       $    14,097    $    11,950      18.0%
                                                =========     =========    =======       ===========    ===========   ========

        Net income (loss) attributable to
           Panamco                              $   1,231     $  (1,579)        NM       $    57,413    $     3,152         NM
                                                =========     =========    =======       ===========    ===========   ========


  Results excluding facilities
  reorganization
     and other charges (benefits):
        Operating income                        $   1,069     $   1,068       0.1%       $    11,171    $    11,950      -6.5%
                                                =========     =========    =======       ===========    ===========   ========
        Cash operating profit (1)               $   3,696     $   5,343     -30.8%       $    24,730    $    31,863     -22.4%
                                                =========     =========    =======       ===========    ===========   ========
        Net income (loss)                       $   1,231     $  (1,579)        NM       $     7,176    $     3,152         NM
                                                =========     =========    =======       ===========    ===========   ========

(1) Reconciliation from reported operating income to Cash operating profit, excluding facilities reorganization and other charges (benefits):
    Reported operating income                   $   1,069     $   1,068                  $    14,097    $    11,950
    Plus: Depreciation and amortization             2,627         4,275                       13,559         19,913
    Plus: Facilities reorganization and
      other charges (benefits) included in
      operating expenses (a)                            -             -                          455              -
    Plus: Facilities reorganization and
      other charges (benefits)                          -             -                       (3,381)             -
                                                ---------     ---------    -------       -----------    -----------
    Cash operating profit, excluding
      facilities reorganization and other
      charges (benefits)                        $   3,696     $   5,343                  $    24,730    $    31,863
                                                =========     =========    =======       ===========    ===========

 Facilities reorganization and other charges (benefits) included in operating and nonoperating expenses:
    a) Includes $455 in charges.

  NM = Not meaningful




  Unit case sales volume growth (decline):
        Soft drinks                                                          10.0%                                       -0.9%
        Water                                                                -3.8%                                       -5.4%
        Beer                                                                  2.1%                                       -9.4%
        Other products                                                          NM                                          NM
                                                                           -------                                    --------

        Total growth (decline)                                                7.6%                                       -2.7%
                                                                           =======                                    ========



                                            PANAMERICAN BEVERAGES, INC. AND SUBSIDIARIES
                                  SUMMARY OF FACILITIES REORGANIZATION AND OTHER CHARGES (BENEFITS)
                                                (STATED IN THOUSANDS OF U.S. DOLLARS)
                                                             (UNAUDITED)


                                                                                                        HEAD-
                                                 NOLAD        COLOMBIA     VENEZUELA         BRAZIL     QUARTERS       TOTAL
                                                --------      --------     ---------       ---------    --------      --------

FOURTH QUARTER 2002:
  Cost of sales
  Selling, general and administrative
  Cash facilities reorganization and other
     charges (benefits)                                                                                 $ (2,049)      $ (2,049)
                                                                                                        --------       --------
        Total cash charges (benefits)                                                                     (2,049)        (2,049)

  Depreciation: write-off of property, plant
     & equipment and bottles and cases
  Noncash facilities reorganization and
     other charges (benefits)

        Total noncash charges (benefits)                                                                       -              -
                                                                                                        --------       --------
        Total operating charges (benefits)                                                                (2,049)        (2,049)

  Other income (expense), net:
     Nonoperating charges (benefits)                                                                           -              -
                                                                                                        --------       --------
        Gross charges (benefits)                                                                         (2,049)         (2,049)

  Tax provision (benefit)                                                                                      -              -
                                                                                                        --------       --------
        Net charges (benefits)                                                                          $ (2,049)      $ (2,049)


FULL YEAR 2002:
  Cost of sales                                 $  1,732        $    -     $  1,489        $       -    $      -       $  3,221
  Selling, general and administrative                369             -        1,652              455           -          2,476
  Cash facilities reorganization and other
     charges (benefits)                            7,743         2,267        8,704           (3,381)      3,180         18,513
                                                --------      --------     --------        ---------    --------       --------

        Total cash charges (benefits)              9,844         2,267       11,845           (2,926)      3,180         24,210
  Depreciation: write-off of property, plant
     & equipment and bottles and cases             6,036         3,362       41,699                -           -         51,097
  Noncash facilities reorganization and
     other charges (benefits)                        961             -       15,947                -           -         16,908
                                                --------      --------     --------        ---------    --------       --------

        Total noncash charges (benefits)           6,997         3,362       57,646                -           -         68,005
                                                --------      --------     --------        ---------    --------       --------

        Total operating charges (benefits)        16,841         5,629       69,491           (2,926)      3,180         92,215
  Other income (expense), net:
     Nonoperating charges (benefits)
                                                   8,461         1,224        4,610          (47,885)      3,000        (30,635)
                                                --------      --------     --------        ---------    --------       --------

        Gross charges (benefits)                  25,257         6,853       74,101          (50,811)      6,180         61,580
  Tax provision (benefit)                         (9,999)       (1,975)      (6,850)             574           -        (18,250)
                                                --------      --------     --------        ---------    --------       --------

        Net charges (benefits)                  $ 15,258      $  4,878     $ 67,251        $ (50,237)   $  6,180       $ 43,330
                                                ========      ========     ========        =========    ========       ========



                                            PANAMERICAN BEVERAGES, INC. AND SUBSIDIARIES
                                                CONDENSED CONSOLIDATED BALANCE SHEETS
                      (STATED IN THOUSANDS OF UNITED STATES OF AMERICA ("U.S.") DOLLARS, EXCEPT SHARE AMOUNTS)
                                                             (UNAUDITED)



                                                                           DECEMBER 31, 2002          DECEMBER 31, 2001
                                                                           -----------------          -----------------
         ASSETS
 Current assets:
     Cash and equivalents                                                      $    69,024                $   133,666
     Accounts receivable, net                                                      128,169                    136,614
     Inventories, net                                                              105,116                    103,040
     Other current assets                                                           17,010                     27,466
                                                                               -----------                -----------

         Total current assets                                                      319,319                    400,786

 Investments                                                                        82,376                     28,522
 Property, plant and equipment, net                                              1,006,692                  1,257,778
 Cost in excess of net assets acquired, net                                        836,657                    869,056
 Other assets                                                                       82,562                    136,884
                                                                               -----------                -----------

         Total assets                                                          $ 2,327,606                $ 2,693,026
                                                                               ===========                ===========


         LIABILITIES
 Current liabilities:
     Accounts payable                                                          $   264,128                $   274,164
     Current portion of long-term obligations                                      208,914                     75,439
     Bank loans                                                                    135,495                     35,184
     Other accrued liabilities                                                     142,898                    184,878
                                                                               -----------                -----------

         Total current liabilities                                                 751,435                    569,665
                                                                               -----------                -----------

 Long-term liabilities:
     Long-term obligations, net of current portion                                 547,453                    859,619
     Other liabilities                                                              99,310                    162,756
                                                                               -----------                -----------

         Total long-term liabilities                                               646,763                  1,022,375
                                                                               -----------                -----------

 Minority interest                                                                  25,121                     28,541

 Shareholders' equity                                                              904,287                  1,072,445


 Total liabilities and shareholders' equity                                    $ 2,327,606                $ 2,693,026
                                                                               ===========                ===========



                                                                     EXHIBIT 1

                 PANAMERICAN BEVERAGES, INC. AND SUBSIDIARIES
                     FOURTH QUARTER AVERAGE EXCHANGE RATES
                                  (UNAUDITED)


The following table is for informational purposes only. Fourth quarter average exchange rates were used for currency neutral calculations.



                                                     AVERAGE EXCHANGE RATES                             INFLATION RATES
                            ------------------------------------------------------------------------    ---------------
                            FOURTH QUARTER      FOURTH QUARTER       FULL YEAR          FULL YEAR         FULL YEAR
                                 2002                2001              2002               2001               2002
                            --------------      --------------    ---------------    ---------------    ---------------

Mexico                               10.16                9.25               9.66               9.34              5.71%
Colombia                          2,791.88            2,312.16           2,505.00           2,299.83              7.01%
Venezuela                         1,377.07              747.47           1,165.72             723.85             31.19%
Brazil                                3.67                2.56               2.92               2.35             12.18%

